FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Third Quarter Dividend

August 11, 2016, Hampton, VA  Old Point Financial Corporation ("OPOF" – Nasdaq) has declared a quarterly dividend of $0.10 per share of common capital stock to be paid on September 30, 2016 to shareholders of record as of August 31, 2016.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.